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                                                                   EXHIBIT 10.03

                               EXECUTIVE AGREEMENT

                  This Agreement among William E. Bindley (the "Employee"), Bindley Western Industries, Inc., an Indiana corporation (the "Corporation"), and Cardinal Health, Inc., an Ohio corporation ("Parent"), is made as of December 2, 2000.

                  WHEREAS, the Employee and the Corporation are parties to a Termination Benefits Agreement dated as of April 1, 1996 (the "TBA"); and

                  WHEREAS, the Corporation has entered into an Agreement and Plan of Merger, (as the same may be amended from time to time, the "Merger Agreement"), dated as of December 2, 2000, with Parent and Brick Merger Corp., an Indiana corporation and a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Corporation (the "Merger"); and

                  WHEREAS, the approval of the Merger by the Corporation's shareholders will be a "Change in Control" for purposes of the TBA; and

                  WHEREAS, Parent and the Corporation desire to assure themselves of the benefit of the Employee's services and experience for a period of time following the effective time of the Merger, and to settle certain of the Corporation's obligations under the TBA, and the Employee is willing to enter into an agreement to those ends upon the terms and conditions herein set forth.

                  NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:



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                  1. CONSIDERATION. In consideration of the Employee's
agreements and covenants set forth below in this Agreement, if the Employee remains employed by the Corporation through the Effective Time (as defined in the Merger Agreement), or has sooner been terminated by the Corporation for any reason other than those set forth in clauses (A), (B), (C) and (D) of Section 3 of the TBA, then immediately following the Effective Time, the Corporation shall pay the Employee the sum of $16,300,000 subject to withholding of all taxes and similar charges required by applicable law to be withheld. It is acknowledged and agreed that this sum includes (i) the amount of severance that would be payable to the Employee under the TBA, if the Employee were to experience a termination of employment covered by Section 6 of the TBA on the date of this Agreement, and (ii) additional consideration for the covenants set forth below in this Agreement. In addition, if and to the extent so directed by Parent, the Corporation shall pay to the Employee, on or before December 31, 2000, all or a portion of the estimated amount of the Employee's annual bonus for 2000.

                  2. CONFIDENTIALITY. The Employee agrees to regard and preserve as confidential all Confidential Information (as defined below) that has been or may be obtained by the Employee in the course of his employment with and/or provision of services to Parent, the Corporation or any of their respective subsidiaries and affiliates (all such entities, the "Affiliated Companies"), whether he has such information in his memory or in writing or any other form. The Employee shall not at any time, without prior written authority from Parent to do so, use for his benefit or purposes, or disclose to any other person, firm, partnership, corporation or other entity, any Confidential Information, except as required in connection with the performance by the Employee of his duties and responsibilities as an employee of or consultant to any of the Affiliated Companies. "Confidential Information" means any proprietary or confidential




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information relating to the business of any of the Affiliated Companies that has not previously been publicly released by their duly authorized representatives, and includes (but shall not be limited to) information encompassed in all research, product development, designs, plans, formulations and formulating techniques, proposals, marketing and sales plans, financial information, costs, pricing information, strategic business plans, customer information, and all methods, concepts, or ideas in or reasonably related to any business of the Affiliated Companies.

                  3. NONCOMPETITION. During the Noncompetition Period (as defined below), the Employee shall not, without the prior written consent of the Chief Executive Officer of Parent, engage in or become associated with a Competitive Activity (as defined below). For purposes of this Agreement: (i) the "Noncompetition Period" means the period beginning at the Effective Time and ending on the second anniversary of the end of the Employee's Service Period (as defined below); (ii) a "Competitive Activity" means any of the following: (X) the pharmaceutical distribution business; (Y) any other business or endeavor of a kind being conducted by Brick or any of its affiliates immediately before the Effective Time; and (Z) any other business or endeavor of a kind that is conducted by any of the Affiliated Companies during the Employee's Service Period and in which the Employee is involved in the course of his service to any of the Affiliated Companies during his Service Period; (iii) the Employee shall be considered to have become "associated with a Competitive Activity" if the Employee becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity; and
(iv) the Employee's "Service Period" means the period beginning on the date of this Agreement and ending on the last to occur of the




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termination of the Employee's employment with the Affiliated Companies, the end of the Continued Employment Period (as defined below), or the last day of his service as a member of the Board of Directors of Parent. Notwithstanding the foregoing: (I) the Employee may make and retain investments in less than one percent of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market; and (II) nothing in this Section 3 shall prevent or restrict in any respect whatsoever the involvement of the Employee with Priority Healthcare Corporation as a director and shareholder and Chairman of the Board, except to the extent that Priority Healthcare Corporation hereafter engages (as a result of any acquisition or internal expansion) in full-line, full-service wholesale distribution of pharmaceutical drugs and/or related health-care products.

                  4. NONSOLICITATION OF EMPLOYEES AND CUSTOMERS. The Employee shall not, at any time during the Noncompetition Period, without the prior written consent of the Chief Executive Officer of Parent, on his own behalf or on behalf of any other person, (i) employ, or solicit the employment or service of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is at any time during the previous twelve
(12) months an employee, representative, officer or director of any of the Affiliated Companies (except for such employment by or service to any of the Affiliated Companies), or (ii) solicit, service, or accept in connection with any Competitive Activity the business of any person that is, at any time during the Employee's Service Period, either (A) a significant customer of any of the Affiliated Companies or (B) a potentially significant customer of any of the Affiliated Companies that the Employee knew to be identified as an actual or prospective customer. Notwithstanding the foregoing, it shall not be considered a violation of clause (i) of the preceding sentence if any person becomes employed by, or is engaged to render services to, a




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person with which the Employee is affiliated (including without limitation
Priority Healthcare Corporation) on such person's own initiative and without the involvement of the Employee. In addition, notwithstanding the foregoing, it shall not be considered a violation of clause (ii) of the preceding sentence if Priority Healthcare Corporation engages in an activity described in clause (ii) without the involvement of the Employee.

                  5. ENFORCEMENT. The Employee acknowledges and agrees that: (i) the purpose of the foregoing covenants, including without limitation the noncompetition covenant of Section 3, is to protect the goodwill, trade secrets and other Confidential Information of the Corporation being acquired by Parent in the Merger; (ii) because of the nature of the businesses in which the Affiliated Companies are engaged and because of the nature of the Confidential Information to which the Employee has had and will have access, it would be impractical and excessively difficult to determine the actual damages of the Affiliated Companies in the event the Executive breached any of the foregoing covenants; and (iii) remedies at law (such as monetary damages) for any breach of the Employee's obligations under the foregoing covenants would be necessarily inadequate. The Employee therefore agrees and consents that if he commits any breach of any of the foregoing covenants or threatens to commit any such breach, Parent and the Corporation shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to them) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, the Employee, Parent and the Corporation hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the



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parties agree to abide by such court's determination. If any of the covenants of
Sections 2, 3 and 4 of this Agreement is determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish any right of Parent and the Corporation to enforce any such covenant in any other jurisdiction.

                  6. CONTINUED EMPLOYMENT. If the Employee remains employed with the Corporation through the Effective Time, then immediately following the Effective Time, his employment shall be transferred to Parent, and he shall serve Parent as a part-time employee for the Continued Employment Period, as defined in the next sentence. The "Continued Employment Period" means the period beginning immediately following the Effective Time and ending on the second anniversary of the Effective Time; provided, that the Employee and Parent shall each have the right to terminate the Continued Employment Period on or after the end of the 18th month after the Effective Time by giving the other written notice thereof at least 90 days before the date of termination of the Continued Employment Period. During the Continued Employment Period, the Employee shall make himself available to Parent and the Corporation for such services, relating to the integration of the Corporation into the businesses of Parent and the other Affiliated Companies, as the Chief Executive Officer of Parent shall from time to time request. Such services shall include specifically services relating to the integration of the Corporation's management team into the management structure of Parent and the other Affiliated Companies, key customer relationships, and strategic and international planning. Such services shall be performed at such times and locations as shall be mutually convenient to the Employee and Parent. In no event shall the Employee be required to perform such services for more than 20 hours per month. In consideration of such services, Parent shall pay the Employee a salary at the rate of $75,000 per year and shall reimburse the Employee for all reasonable expenses that he



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may incur in rendering such services, upon receipt of proper documentation thereof. It is expressly acknowledged and agreed that during the Continued Employment Period, the Employee shall be treated for all purposes as an employee of Parent, and shall be eligible to participate in the Cardinal Health Profit Sharing, Retirement and Savings Plan or any successor thereto, but shall not be entitled to receive any other compensation or employee benefits from any of the Affiliated Companies on account of his service during the Continued Employment Period, except as a member of the Board of Directors of Parent or as specifically provided in the TBA and this Agreement.

                  7. NOTICES. Any notices pursuant to this Agreement or the TBA shall be given in accordance with Section 12 of the TBA; provided, that such notices shall be addressed as follows:

                         if to the Corporation:

                         Bindley Western Industries, Inc.
                         8909 Purdue Road
                         Indianapolis, Indiana  46268
                         Attention:  Chief Executive Officer
                         Telecopy No.:     (317) 704-4603

                         with a copy to:

                         James A. Aschleman, Esq.
                         Baker & Daniels
                         300 North Meridian Street, Suite 2700
                         Indianapolis, Indiana  46204
                         Telecopy No.:  (317) 237-1000

                         if to Parent:

                         Cardinal Health, Inc.
                         7000 Cardinal Place
                         Dublin, Ohio  43017
                         Attention: Steven Alan Bennett
                                 Executive Vice President, General Counsel and Secretary
                                 Telecopy No.:  (614) 757-6948



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                         with a copy to:

                         David A. Katz, Esq.
                         Wachtell, Lipton, Rosen & Katz
                         51 West 52nd Street
                         New York, New York  10019
                         Telecopy No.:  (212) 403-2000


                         if to the Employee:

                         William E. Bindley
                         1330 Regal Drive
                         Carmel, Indiana  46032

or to such other address of which any such party may give the other parties notice in accordance with the foregoing.

                  8. EFFECT OF AGREEMENT; TERMINATION. (a) This Agreement supersedes Sections 1, 2, 3, 4, 5, 6(A), 6(B), 6(D), 9 and 10 of the TBA in their entirety. The Employee acknowledges and agrees that payment in accordance with Section 1 of this Agreement shall be deemed to constitute a full settlement and discharge of any and all obligations of the Corporation to the Employee arising out of the TBA or out of his employment by the Corporation and its subsidiaries and affiliates before the Effective Time, except for (i) the obligations of the Corporation under Sections 6(C), 7, 8, 11, 12, 13, 14, 15, 16 and 17 of the TBA and (ii) any vested rights the Employee may have under any insurance, pension, supplemental pension, thrift, deferred compensation, employee stock ownership, or stock option plans sponsored or made available by the Corporation before the Effective Time. Without limiting the generality of the foregoing, the Employee agrees that except as specifically provided in this Agreement, he shall not be entitled to receive any separation, severance or termination pay or benefits from the



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Corporation, Parent or any of the other Affiliated Companies, under the TBA or otherwise, upon the termination of his employment for any reason after the date hereof.

                  (b) Except as set forth in this Agreement, the TBA shall remain in full force.

                  (c) Notwithstanding any other provision of this Agreement, if the Merger Agreement is terminated without the Effective Time having occurred, then this Agreement shall be null and void and of no effect ab initio.



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first above written.



                                  BINDLEY WESTERN INDUSTRIES, INC.


                                  By: /s/ Michael D. McCormick
                                     --------------------------
                                  Title:  Executive Vice President and
                                          General Counsel

                                  CARDINAL HEALTH, INC.


                                  By: /s/ Brendan A. Ford
                                     ---------------------------
                                  Title:  Executive Vice President

                                  /s/ William E. Bindley
                                  ------------------------------
                                  William E. Bindley